UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Linn Energy, LLC

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LINN ENERGY, LLC
600 Travis, Suite 5100
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF UNITHOLDERS
To Be Held on May 5, 2009
Dear Unitholder:
     You are cordially invited to attend the 2009 Annual Meeting of Unitholders (Annual Meeting) of Linn Energy, LLC, a Delaware limited liability company (Linn Energy), which will be held on Tuesday, May 5, 2009, at 10:00 a.m., Central Standard Time, at the Four Seasons Hotel, 1300 Lamar St., Houston, Texas 77010.
     The Annual Meeting will be held for the following purposes:
1.	To elect five directors to Linn Energy’s Board of Directors to serve until the 2010 Annual Meeting of Unitholders;

2.	To ratify the appointment of KPMG LLP as independent auditor of Linn Energy for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting.
     Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.
     Only unitholders of record at the close of business on March 16, 2009 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our unitholders will be available for examination at the Annual Meeting and at Linn Energy’s Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary

Houston, Texas
      April 3, 2009
     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
UNITHOLDERS MEETING TO BE HELD ON MAY 5, 2009.
This Proxy Statement and our 2008 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

Proposals for 2010 Annual Meeting	34
Nominations for 2010 Annual Meeting and for Any Special Meeting	35
Recommendation of Director Candidates to the Nominating and Governance Committee	36
SOLICITATION AND MAILING OF PROXIES	36
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	36
OTHER MATTERS FOR 2009 ANNUAL MEETING	37

LINN ENERGY, LLC
600 Travis, Suite 5100
Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Tuesday, May 5, 2009
     This Proxy Statement, which was first mailed to our unitholders on or around April 3, 2009, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Linn Energy, LLC, (Board) for use at our 2009 Annual Meeting of Unitholders (Annual Meeting) or at any adjournments or postponements thereof. The Annual Meeting will be held on Tuesday, May 5, 2009, at 10:00 a.m., Central Standard Time, at the Four Seasons Hotel, 1300 Lamar St., Houston, Texas 77010. You can obtain directions to the Annual Meeting by calling our Investor Relations line at (281) 840-4110. Only holders of record of units at the close of business on March 16, 2009 (the Record Date) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries.
Proposals
     At our 2009 Annual Meeting of Unitholders, we are asking our unitholders to consider and act upon proposals to: (1) elect five directors to serve until our 2010 Annual Meeting and (2) ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2009.
Quorum Required
     The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding units is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes, abstentions and broker non-votes will count as present for purposes of establishing a quorum on the proposals.
How to Vote
     If you are a holder of our units, you are entitled to one vote at the meeting for each unit that you held as of the Record Date for each proposal and director nominee. If you do not wish to vote for a particular director nominee, you must clearly identify such nominee on your proxy card. Votes withheld will have the same effect as not voting. A plurality of the votes cast by holders of the units present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director. We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, though counted for purposes of determining a quorum, will not be included in the vote totals and therefore will not have any effect. For matters other than the election of directors, approval will be determined by a majority of those votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the matter.
     You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your units are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these units and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the unitholder of record, you may not vote these units in person at the Annual Meeting unless you obtain from your brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the Annual Meeting.

Revoking Your Proxy
     You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
Outstanding Units Held on Record Date
     As of the Record Date, there were 115,102,121 outstanding units entitled to vote at the Annual Meeting.
PROPOSAL ONE: ELECTION OF DIRECTORS
     Members of our Board of Directors are elected each year at the annual meeting of unitholders. All five of our current Board members have been nominated to stand for re-election at the Annual Meeting. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting. In 2008, all the current directors attended the annual meeting.
     At the Annual Meeting, our unitholders will consider and act upon a proposal to elect five directors to our Board of Directors to serve until the 2010 Annual Meeting of Unitholders. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board of Directors will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by our Board of Directors, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of these nominees becomes unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board of Directors may recommend and propose to replace such nominee or nominees, or the size of the board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.
     Information concerning the five director nominees is set forth below.
Director Nominees

			Director
Name	Age	Position with Our Company	Since
Michael C. Linn	57	Chairman, Chief Executive Officer and Director	2003
George A. Alcorn	77	Independent Director	2006
Terrence S. Jacobs	66	Independent Director	2006
Jeffrey C. Swoveland	54	Independent Director	2006
Joseph P. McCoy	58	Independent Director	2007
     Michael C. Linn is the Chairman and Chief Executive Officer of the Company and has served in such capacity since December 2007. Prior to that, from June 2006 to December 2007, Mr. Linn served as Chairman, President and Chief Executive Officer and from March 2003 to June 2006, he was the President, Chief Executive Officer and Director. From 2000 to 2003 Mr. Linn was President of Allegheny Interests, Inc., a private oil and gas investment company. From 1980 to 1999, Mr. Linn served as General Counsel (1980-1982), Vice President (1982-1987), President (1987-1990) and Chief Executive Officer (1990-1999) of Meridian Exploration, a private Appalachian Basin oil and gas company that was sold to Columbia Natural Resources in 1999. Both Allegheny Interests and Meridian Exploration were wholly owned by Mr. Linn and his family. Mr. Linn is the immediate past Chairman of the Independent Petroleum Association of America, the largest national trade association of independent oil and gas producers. He currently sits on the Boards of the National Petroleum Council, the American Exploration and Production Council and the National Association of Manufacturers and is a member of the oil and gas industry’s 25 Year Club. He was recently appointed as a Texas representative to the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He is also Chairman of the Houston Wildcatters Committee of the Texas Alliance of Energy Producers. Mr. Linn regularly appears on behalf of the industry before state and federal agencies, such as the Department of Energy, Department of the Treasury, Federal Energy Regulatory Commission

and the Environmental Protection Agency. In addition, he has testified on behalf of the industry before various committees and subcommittees of the U.S. House of Representatives and the U.S. Senate and is regularly quoted and has published various articles for trade publications and newspapers. He is also a frequent guest on radio and television programs representing the industry. Mr. Linn’s civic affiliations include memberships on the boards of the Museum of Fine Arts Houston and the Texas Heart Institute. In addition, he is the Chairman of the Corporate Committee for Capital Campaign of Texas Children’s Hospital and serves on the Board of Trustees for Texas Children’s Hospital. He also serves on the Committee for the Bush-Clinton Coastal Recovery Fund.
     George A. Alcorn was appointed to our Board of Directors in January 2006. Mr. Alcorn is an independent director and serves as Chairman of our Nominating and Governance Committee. Mr. Alcorn has served as President of Alcorn Exploration, Inc., a private exploration and production company, since 1982. Mr. Alcorn is also a member of the board of directors of EOG Resources, Inc. He is a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council.
     Terrence S. Jacobs was appointed to our Board of Directors in January 2006. Mr. Jacobs is an independent director and serves as Chairman of our Audit Committee. Since 1995, Mr. Jacobs has served as President and CEO of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia. Mr. Jacobs currently serves on the boards of directors of Penneco Oil Company and affiliates, CMS Mid-Atlantic, Inc. and First Commonwealth Bank. Mr. Jacobs served as President of the Independent Oil and Gas Association of Pennsylvania from 1999 to 2001 and from 2003 to 2005 and has served as a director of the Independent Petroleum Association of America for the states of Delaware, Maryland, Pennsylvania and New York—West from 2000-2006. He is presently serving as Chairman of the Tax Committee of the Independent Petroleum Association of America. Mr. Jacobs is a Certified Public Accountant in Pennsylvania.
     Jeffrey C. Swoveland was appointed to our Board of Directors in January 2006. Mr. Swoveland is an independent director and serves as Chairman of the Compensation Committee. Since May of 2006, Mr. Swoveland has served as Chief Operating Office of Coventina Healthcare Enterprises, a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating. From 2000 to 2006, he served as Chief Financial Officer of BodyMedia, a life-science and bioinformatics company. From 1994 to 2000, he served as Director of Finance, VP Finance & Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., a diversified natural gas company.
     Joseph P. McCoy was appointed to our Board of Directors in September 2007. Mr. McCoy is an independent director. Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc. from 2005 until 2006 and Vice President and Controller (Chief Accounting Officer) of Burlington Resources Inc. from 2001 until 2005. Mr. McCoy is also a member of the boards of directors of Rancher Energy, Inc. and BPI Energy Corp. Since 2006, other than his service on our board of directors and the other boards identified above, Mr. McCoy has been retired.
Required Vote
     Our limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position. Each outstanding unit shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.
     With respect to the Annual Meeting, we have five nominees and five available board seats. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The five nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
     The Nominating and Governance Committee of our Board of Directors reviews director independence on an annual basis and makes a threshold determination as to the status of each director’s independence. After this initial determination is made, the Nominating and Governance Committee makes a recommendation to the full Board of Directors, who then ultimately determine director independence. This subjective determination is made by considering all direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as relationships with charitable organizations. The full Board of Directors, upon recommendation by the Nominating and Governance Committee, has determined that Messrs. Alcorn, Jacobs, Swoveland and McCoy qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Select Market (NASDAQ). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NASDAQ rules, the Nominating and Governance Committee has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Nominating and Governance Committee, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Linn is not independent by virtue of his role as Chief Executive Officer of our company. During the Board of Director’s most recent review of independence, the following relationships were considered:
•	Mr. Alcorn serves as President of Alcorn Exploration, LLC, a private exploration and production company. Mr. Alcorn is also a member of the board of directors of EOG Resources, Inc.

•	Mr. Jacobs has served as President of Penneco Oil Company (Penneco), which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia. During 2008, we paid approximately $0.3 million to Penneco for purchases of natural gas. These sales to us represent an amount less than 5% of Penneco’s consolidated gross revenues for 2008 and were consummated on arm’s length terms. Future purchases are expected to remain under 5% of Penneco’s consolidated revenues.

•	Mr. Swoveland has served as Chief Operating Officer of Coventina Healthcare Enterprises, a medical device company since May 2006.

•	Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc., a publicly traded independent oil and gas company, until its merger with ConocoPhillips in 2006. He is also a member of the boards of directors of Rancher Energy Corp. and BPI Energy, Inc.
     After consideration, our Board of Directors has determined that these relationships would not interfere with Messrs. Alcorn, Jacobs, Swoveland or McCoy’s independent judgment as Linn Energy Board members.
     In addition, the members of the Audit Committee of our Board of Directors each qualify as “independent” under standards established by the Securities and Exchange Commission (SEC) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Mr. Jacobs is the independent director who has been determined to be an audit committee financial expert. Unitholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Jacobs’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Jacobs any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.
Corporate Governance
     Our Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, we have adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees, as well as our directors. We also have adopted a code of ethics which applies to our Chief Executive Officer and Senior Financial Officers. All of these documents are available on our website, www.linnenergy.com, and will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. If any substantive amendments are made to the Code of Ethics for Chief Executive Officer and Senior Financial Officers or if we grant any waiver, including any implicit waiver, from a provision of the code, we will disclose the nature of such amendment or waiver within four business days on our website. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Communications to Our Board of Directors
     Our Board of Directors has a process in place for communication with unitholders. Unitholders should initiate any communications with our Board in writing and send them to our Board of Directors c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board of Directors in reviewing and responding to unitholder communications in an appropriate manner. If a unitholder wishes for a particular director or directors to receive any such communication, the unitholder must specify the name or names of any specific Board recipient or recipients in the communication. Communications to our Board of Directors must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.
Meetings of Our Board of Directors; Executive Sessions
     Our Board of Directors holds regular and special meetings from time to time as may be necessary. Regular meetings may be held without notice on dates set by our Board of Directors from time to time. Special meetings of our Board of Directors may be called with reasonable notice to each member upon request of the Chairman of the Board of Directors or upon the written request of any three Board members. A quorum for a regular or special Meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.
     During 2008, our Board of Directors held four regular and eight special meetings. The standing Committees of our Board of Directors held an aggregate of 19 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he served.
     The Corporate Governance Guidelines adopted by our Board of Directors provide that the independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee will chair the executive sessions of the independent directors.
Committees of Our Board of Directors
     Our Board of Directors currently has standing Audit, Compensation, and Nominating and Governance Committees. Each member of these Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC rules. Our Board of Directors has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. Each Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications. These committee charters are available on our website at www.linnenergy.com. You may also contact Charlene A. Ripley, our Senior Vice President, General Counsel and Corporate Secretary at Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002, to request paper copies free of charge. The following is a brief description of the functions and operations of the standing Committees of our Board of Directors.
Audit Committee.
     The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During 2008, the Audit Committee held eight meetings. The Audit Committee is currently comprised of four directors: Mr. Jacobs (Chairman), Mr. Alcorn, Mr. Swoveland and Mr. McCoy. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. Jacobs has been designated the “audit committee financial expert”.
     Our Audit Committee also reviews related party transactions and other specific matters that our Board of Directors believes may involve conflicts of interest. The Audit Committee determines if the related party transaction or resolution of the conflict of interest is in the best interest of our company. Any conflict of interest matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders. The report of our Audit Committee appears under the heading “Report of the Audit Committee” on page 7 below.

Compensation Committee.
     The Compensation Committee’s primary responsibilities are to: (i) approve the compensation arrangements for senior management of our company and for our Board members, including establishment of salaries and bonuses and other compensation for executive officers of our company, (ii) to approve any compensation plans in which officers and directors of our company are eligible to participate and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) to review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement. The Compensation Committee also oversees the preparation of a report on executive compensation for inclusion in the annual proxy statement.
     During 2008, the Compensation Committee held seven meetings. The Compensation Committee is currently comprised of four directors: Mr. Swoveland (Chairman), Mr. Alcorn, Mr. Jacobs and Mr. McCoy. Each of the Compensation Committee members is “independent” as defined by the NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). The report of our Compensation Committee appears under the heading “Compensation Committee Report” on page 18 of this Proxy Statement.
     Procedures and Processes for Determining Executive and Director Compensation
     Please refer to “Compensation Discussion and Analysis, The Compensation Committee,” on page 9 of this Proxy Statement for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.
     Compensation Committee Interlocks and Insider Participation
     Messrs. Swoveland, Alcorn, Jacobs and McCoy currently serve as members of the Compensation Committee and each are “independent” directors as defined by the NASDAQ listing standards. No member of the Compensation Committee has any relationship with our company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board of Directors and with respect to Mr. Jacobs, our purchases of natural gas from Penneco. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Nominating and Governance Committee.
     The Nominating and Governance Committee’s primary responsibilities are (i) to develop criteria, recruit and recommend candidates for election to our Board of Directors, (ii) to develop and recommend corporate governance guidelines to our Board of Directors, and to assist our Board of Directors in implementing such guidelines, (iii) to lead our Board of Directors in its annual review of the performance of the Board of Directors and its Committees, (iv) to review and amend as appropriate our Code of Business Conduct and Ethics and our Code of Ethics for Chief Executive Officer and Senior Financial Officers and (v) to assess the independence of each non-employee director and to determine the “audit committee financial expert”. The Nominating and Governance Committee will consider the following qualifications, along with such other qualities the Board identifies from time to time, for director nominees:
•	Personal and professional integrity and high ethical standards;

•	Good business judgment;

•	An excellent reputation in the industry in which the nominee or director is or has been primarily employed;

•	A sophisticated understanding of our business or similar businesses;

•	Curiosity and a willingness to ask probing questions of management;

•	The ability and willingness to work cooperatively with other members of the Board and with the CEO and other senior management; and

•	The ability and willingness to support us with his or her preparation for, attendance at and participation in Board meetings.

     The Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors as described in our Corporate Governance Guidelines. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Committee feels are reliable.
     The Nominating and Governance Committee will consider director candidate suggestions made by unitholders in the same manner as other candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. For other procedures that must be followed in order for the Committee to consider recommendations from unitholders, please read “Unitholder Proposals and Director Nominations—Recommendation of Director Candidates to the Nominating and Governance Committee.” In 2008, the Nominating and Governance Committee held four meetings. The Nominating and Governance Committee is currently comprised of four directors: Mr. Alcorn (Chairman), Mr. Jacobs, Mr. Swoveland and Mr. McCoy. Each member of the Nominating and Governance Committee is “independent” as defined by the NASDAQ listing standards.
Report of the Audit Committee
     The Audit Committee oversees the financial reporting process of Linn Energy, LLC on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.
     With respect to the financial statements for the year ended December 31, 2008, the Audit Committee reviewed and discussed the financial statements of Linn Energy, LLC and the quality of financial reporting with management and the independent auditor. It also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also discussed with the independent auditor its independence from Linn Energy, LLC and received from the independent auditor the written disclosures and the letter from the independent auditor complying with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee determined that the non-audit services provided to Linn Energy, LLC by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.
     Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the financial statements of Linn Energy, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Submitted By:
Audit Committee
Terrence S. Jacobs, Chair
George A. Alcorn
Jeffrey C. Swoveland
Joseph P. McCoy
     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.
PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Audit Committee of our Board of Directors has selected KPMG LLP to continue as our independent public accountants for 2009. KPMG LLP has served as Linn Energy, LLC’s independent auditor since 2005. The Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of

KPMG LLP as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.
Audit Fees
     The fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for each of the fiscal years ended December 31, 2007 and 2008, and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were approximately $2,555,000 and $2,220,000 respectively.
Audit-Related Fees
     KPMG LLP also received fees for (i) services rendered in connection with an acquisition audit and related regulatory filings, (ii) an audit of our 401(k) Plan, (iii) services in connection with, and a comfort letter for, our senior notes offering, and (iv) providing a consent for our Registration Statement on Form S-8. These fees totaled approximately $270,000 and $502,000 for the years ended December 31, 2007 and 2008, respectively.
Tax Fees
     We incurred no fees in the fiscal years ended December 31, 2007 and 2008 for tax-related services provided by KPMG LLP.
All Other Fees
     We incurred no other fees in the fiscal years ended December 31, 2007 and 2008 for any other services provided by KPMG LLP.
Audit Committee Approval of Audit and Non-Audit Services
     The Audit Committee pre-approves all audit and non-audit services to be provided to us by our independent auditors in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. Management is directed to provide a report to the Audit Committee quarterly showing in reasonable detail the services provided by the independent auditors to us since the day of the initial pre-approval, as well as the estimated cost to date of audit and non-audit services. All of the services covered under the caption “Audit-Related Fees” were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Securities Exchange Act of 1934, as amended.
Required Vote
     Under our limited liability company agreement, unitholder ratification of KPMG LLP as our independent public accountants for 2009 is not required. However, in the event we elect to submit such ratification for unitholder approval, as we have done here, this approval would require the affirmative vote of a majority of the votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2009.
     In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our total compensation package for our Named Officers comprises a combination of base salary, short-term cash incentive compensation, long-term equity incentive compensation and broad-based benefits programs. Our “Named Officers” discussed below are Michael C. Linn, our Chairman and Chief Executive Officer, Mark E. Ellis, our President and Chief Operating Officer, Kolja Rockov, our Executive Vice President and Chief Financial Officer, Arden L. Walker, Jr., our Senior Vice President-Operations and Chief Engineer, Charlene A. Ripley, our Senior Vice President, General Counsel and Corporate Secretary, and, where applicable, Lisa D. Anderson, our former Chief Accounting Officer. This Compensation Discussion and Analysis addresses the following topics:
•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions for performance during fiscal year 2008 with respect to our Named Officers.
     The Compensation Committee
     The Compensation Committee of our Board has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Committee are (i) to establish our goals, objectives and policies relevant to the compensation of senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) to approve and administer our incentive compensation plans, (iii) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and the performance of our company and its senior management and employees, and (iv) to review appropriate disclosures relating to compensation. The Committee also has responsibility for evaluating compensation for service on our Board.
     The Compensation Setting Process
     Compensation Committee Meetings. Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our General Counsel to establish each meeting agenda.
     At the Committee’s regularly scheduled fourth quarter meeting, the Committee reviews and discusses a compensation analysis prepared by Towers Perrin (an independent compensation consultant retained by the Committee, please see “Role of Compensation Consultant” below) and considers compensation for the succeeding calendar year.
     At the regular first quarter meeting, the Committee:
•	considers and approves changes in base salary for the upcoming year;

•	reviews actual results compared to the pre-established performance objectives for the current year to determine annual cash incentive awards for our executive officers under our Employee Incentive Compensation Plan, or EICP;

•	grants equity awards, either in the form of restricted unit grants or unit option awards or both under the Company’s Amended and Restated Long-Term Incentive Plan, as amended, or LTIP;

•	approves the performance objectives under our EICP for the upcoming year, which may include both quantitative financial objectives and qualitative performance objectives intended to focus on and reward activities that create unitholder value;

•	evaluates the compensation paid to our independent directors and, to the extent it deems appropriate, approves any adjustments; and

•	reviews the summary results of the Board’s written evaluations of our Chief Executive Officer, as well as the Chief Executive Officer’s self evaluation.
     The Committee meets in executive session to consider appropriate compensation for our Chief Executive Officer, and outside the presence of all of our executive officers except for our Chief Executive Officer when considering compensation for our President and Chief Operating Officer. With respect to compensation for all other Named Officers, the Committee meets with our Chief Executive Officer and President and Chief Operating Officer outside the presence of all our other executive officers. When compensation decisions are not being considered, the Committee typically meets in the presence of our Chief Executive Officer, our President and Chief Operating Officer, and our General Counsel. Depending upon the agenda for a particular meeting, the Committee may also invite other officers and a representative of Towers Perrin to participate in Committee meetings. The Committee also regularly meets in executive session without management.
     Role of Compensation Consultant. The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Committee Chairman. The Committee has engaged Towers Perrin for the past three years as the Committee’s independent compensation consultant to assist the Committee in assessing and determining competitive compensation packages for our executive officers.
     In this capacity, Towers Perrin has, from time to time at the Committee’s request and under the direction of the Committee Chairman, assembled information regarding (i) compensation trends in the oil and gas industry among independent oil and gas producers, master limited partnerships and limited liability companies, and (ii) relative compensation for similarly-situated executive officers of companies within these groups. In addition to published survey sources, Towers Perrin employs data compiled from the public filings of a peer group of various companies.
     In 2007, our compensation peer group included the following: Ultra Petroleum Corp., Newfield Exploration Company, Pioneer Natural Resources Company, Southwestern Energy Company, Range Resources Corporation, Denbury Resources Inc., Forest Oil Corporation, EXCO Resources, Inc., Quicksilver Resources Inc., Energen Corporation, Plains Exploration & Production Company, CNZ Gas Corporation, Petrohawk Energy Corporation, Cabot Oil & Gas Corporation and Cimarex Energy Co. These companies were selected because they are independent oil and gas producers of similar size, based on enterprise value.
     Because we have grown substantially in a relatively short period of time, we decided to adjust our list, eliminating some that are no longer optimal for comparison purposes while adding others that are independent oil and gas producers of a similar size, based on enterprise value. Our compensation peer group for 2008 comprises the following: Southwestern Energy Company, Noble Energy, Inc., Pioneer Natural Resources Company, Ultra Petroleum Corp., Range Resources Corporation, Forest Oil Corporation, EXCO Resources, Inc., Petrohawk Energy Corporation, Newfield Exploration Company, Plains Exploration & Production Company, Denbury Resources Inc., Sandridge Energy, Inc., Cimarex Energy Co., Cabot Oil & Gas Corp., Encore Acquisition Company, Comstock Resources, Inc., Atlas Energy Resources, LLC, Berry Petroleum Company, and Stone Energy Corporation.
     Role of Executive Officers. Except with respect to his own compensation, each of our Chief Executive Officer and our President and Chief Operating Officer, with advice from our other executive officers as appropriate, plays a significant role in the Compensation Committee’s establishment of compensation levels for our executive officers. The most significant aspects of their roles in the process are:
•	evaluating performance;

•	recommending EICP award targets and quantitative and qualitative performance objectives under our EICP;

•	recommending base salary levels, actual EICP awards and LTIP awards; and

•	advising the Committee with respect to achievement of performance objectives under the EICP.

     Our Executive Compensation Program
     Compensation Objectives. Our executive compensation program is intended to align the interests of our executive officers with those of our unitholders by motivating our executive officers to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value. This alignment of interests is primarily reflected through our executive officers’ participation in our EICP and LTIP. In addition, our program is designed to achieve the following objectives:
•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is justified by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.
     Compensation Strategy. To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, experience and professional accomplishments required to grow and develop our company. We seek to align executive compensation with unitholder interests by placing a significant portion of total direct compensation “at risk”. “At risk” means the executive officer will not realize value unless performance goals, a portion of which are directly tied to Company financial performance, are achieved (for EICP awards) or as our unit price appreciates (for options and to some extent, restricted units).
     Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our EICP based upon the achievement of specific company performance objectives, and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.
     To ensure that the total compensation package we offer our executive officers is competitive, Towers Perrin develops an assessment of market levels of compensation through both an analysis of private survey data and information disclosed in peer companies’ public filings. While the Committee relies on this data to assess the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including: (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the performance of the executive and (iv) the relative compensation levels among our executive officers. There is no pre-established policy or target for the Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and current compensation in the form of base salary and EICP awards. The allocation is generally based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers. Each year the Committee reviews this peer company data and sets EICP targets and LTIP allocations for that year.
     In 2008, the Committee sought to set total direct compensation (including base salary, EICP awards and LTIP awards) for all executive officers between the median and the 75th percentile of compensation paid to similarly situated executives of the companies comprising our 2008 compensation peer group.
     2008 Executive Compensation Components
     For the fiscal year ended December 31, 2008, the principal components of compensation for Named Officers were:
•	Short-term compensation:
•	base salary

•	employee incentive compensation plan
•	Long-term equity compensation:

•	restricted units

•	unit option grants
•	Other benefits.
     Base Salary
     We provide Named Officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities. Each of our Named Officers has an employment agreement that provides for a minimum level of base salary and upward adjustments in the discretion of the Board. For a summary of the material terms of the Named Officers’ employment agreements, please see “Narrative Disclosure to the 2008 Summary Compensation Table”.
     Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executive officers, the Committee primarily considers:
•	public and private peer data provided by our outside consultants; and

•	internal review of the executive’s compensation, both individually and relative to other executive officers.
     For 2008, the base salary of each of our Named Officers was increased to maintain base salary around the median of our peers.
Employee Incentive Compensation Program
     EICP Award Targets
     Our EICP is an annual cash incentive program which provides guidelines for the calculation of annual cash incentive based compensation. The Committee reviews peer data in setting EICP award targets and for 2008, set EICP award targets for each Named Officer as a percentage of base salary to provide total cash compensation between the median and 75th percentile of our peer group.
     EICP award targets for our Named Officers in 2008 were set as follows:

Named Officer	% of Base Salary
Michael C. Linn	125%
Mark E. Ellis	100%
Kolja Rockov	85%
Charlene A. Ripley	65%
Arden L. Walker, Jr.	65%
     Performance Matrix
     To determine actual payout under the EICP, the Committee considers achievement of the pre-established quantitative financial objectives and qualitative performance objectives intended to focus on and reward activities that create unitholder value (Performance Matrix). The Committee uses the objectives that comprise the Performance Matrix as data points in exercising its discretion in the ultimate determination of the overall payout percentage amount. For example, if performance falls outside the established targets on the Performance Matrix on one or more objectives, then the Committee uses discretion to determine the appropriate payout level for that objective.

     Quantitative Objectives
     For 2008, 50% percent of each Named Officer’s EICP Award opportunity was based on achievement of the following pre-established quantitative objectives:
a)	Unitholder Return — measured by Year End Unit Price, which is defined as the closing price of our units on the last trading day of 2008;

b)	Growth in Distributable Cash Flow Per Unit—defined as Distributable Cash Flow per unit for 2008 divided by Distributable Cash Flow per unit for 2007. Distributable Cash Flow per unit is defined as Adjusted EBITDA (defined below) less cash interest expense divided by the weighted average of units outstanding; and

c)	Distribution Coverage Ratio—defined as Distributable Cash Flow for 2008 less maintenance capital expenditures divided by total cash distributions.
     We defined Adjusted EBITDA as net income (loss) plus:
•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of goodwill and long-lived assets;

•	Write off of deferred financing fees and other;

•	(Gain) loss on sale of assets, net;

•	Unrealized (gain) loss on commodity derivatives;

•	Unrealized (gain) loss on interest rate derivatives;

•	Realized loss on canceled derivatives;

•	Unit-based compensation and unit warrant expense;

•	Exploration costs; and

•	Income tax (benefit) expense.
     The targets and potential payouts determined by the Committee for 2008 based on these quantitative objectives are outlined below:

	Threshold			Acceptable			Excellent			Outstanding
	Target		Weighting	Target		Weighting	Target		Weighting	Target		Weighting
Year End Unit Price	$22.00		8.33%	$24.00		16.67%	$26.00		33.33%	$30.00		66.67%
Growth in Distributable Cash Flow Per Unit	42%		8.33%	47%		16.67%	53%		33.33%	63%		66.67%
Distribution Coverage ratio	1.00	x	8.33%	1.05	x	16.67%	1.10	x	33.33%	1.20	x	66.67%
Potential Payout			25%			50%			100%			200%
     In setting the objectives in January 2008, the Committee determined that the three objectives above should be weighted equally with no individual factor given more importance or weight than the others. See “Actual Results” below for how the Committee actually weighted the objectives.

     Qualitative Objectives
     The other 50% of the EICP award opportunity was based on our achievement of the following qualitative objectives:
a)	Establish operational accountability;

b)	Design and implement an integrated operational reporting system;

c)	Strengthen financial position;

d)	Enhance core competencies related to the integration of assets and people;

e)	Develop and implement programs and processes for compliance with regulatory requirements and company expectations (corporate, EH&S, IT, HR);

f)	Expand Investor Relations effort;

g)	Formalize strategic planning and budget update processes; and

h)	Create a succession plan program and implement the necessary tools for enhancing employee performance.
     Actual Results
     50% of the total EICP award opportunity is allocated to the quantitative objectives of the Performance Matrix. Upon completion of the fiscal year, the Committee assessed our performance for each quantitative objective under the Performance Matrix comparing the actual fiscal year results to the pre-determined targets for each objective and an overall percentage amount was calculated for the quantitative portion of the EICP award opportunity. Actual results for 2008 were as follows:

	Actual
	Result		Weighting
Year End Unit Price	$14.97		—%
Growth in Distributable Cash Flow Per Unit	47%		16.67%
Distribution Coverage Ratio	1.11	x	36.67%
Potential Payout			53.34%
As illustrated by the table above, the potential payout under the quantitative portion of the Performance Matrix was 53.34% of the 50% available; however, the Committee also carefully considered the fact that even though our unit price decreased over the year, it performed in the top quartile on a relative basis to that of our peers and determined to award between the “Excellent” and “Outstanding” levels overall for the quantitative portion.

     The Committee then reviewed our performance relative to the qualitative objectives, which comprise the other 50% of the total EICP award opportunity under the Performance Matrix, and determined that all objectives were substantially achieved.

Objective	Substantially Achieved
Establish operational accountability	✓

Design and implement an integrated operational reporting system	✓

Strengthen financial position	✓

Enhance core competencies related to the integration of assets and people	✓

Develop and implement programs and processes for compliance with regulatory requirements and company expectations (corporate, EH&S, IT, HR)	✓

Expand Investor Relations effort	✓

Formalize strategic planning and budget update processes	✓

Create a succession plan program and implement the necessary tools for enhancing employee performance	✓
     Using its discretion to alter the final percentages determined under the Performance Matrix and considering the factors described below, the Committee determined that an overall award of 125% of each Named Officer’s EICP award target was appropriate. In making the determination to award 125%, the Committee considered the following 1) the negative impact on our unit price due to general market conditions resulting from the global economic crisis in 2008; 2) the positive relative performance of our unit price versus our peer companies; 3) the positive decisions made by our senior management, and by Mr. Linn specifically, throughout 2008 that helped maintain our financial strength and liquidity despite difficult market conditions and declining commodity prices, including the strengthening of our hedge positions and the divestitures of non-core assets.
     Generally the Committee believes that company performance is a reflection of officer performance in total. The Committee may, however, apply discretion upward or downward to reflect individual performance. For 2008, the Committee did not make any differentiation due to performance; thus each Named Officer received 125% of his or her EICP award target (for example, Mr. Ellis, whose EICP award target was 100% of his base salary, received an award of 125% of his base salary). The Committee also determined to award Mr. Linn an additional bonus of $500,000 in recognition of the foresight and leadership demonstrated by the strategic decisions he made throughout 2008 necessary to position the company to weather the current economic crisis.
Long-Term Incentive Compensation
     Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year vesting period. Long-term incentive awards benefit us by:
•	enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives thereby fostering retention; and

•	maintaining competitive levels of total compensation.
     LTIP awards are typically made in January/February and reflect performance for the previous year. In 2008, because there were not sufficient units available for grant under the LTIP at the time, the restricted unit awards were determined by the Committee in January but not actually granted until the Amended and Restated LTIP was approved by unitholders in May. In determining the size of the grants generally, the Committee sets the total cash value of each grant such that each Named Officer’s LTIP award, when combined with base salary and bonus, would place the executives’ total direct compensation between the median and 75th percentile of similarly situated executives in our peer group. In determining the individual awards, the Committee considered the market data, the individual performances of each Named Officer over time and how that Named Officer contributed to the goals set forth in the Performance Matrix.
     In granting awards in 2008 relating to 2007 performance, the Committee considered our peer companies’ allocations between options and restricted stock/units and determined based on that review to use a ratio of 20% of total value in options and 80% in restricted unit grants. In granting awards in 2009 relating to 2008 performance, the Committee determined to change that allocation to 10% of total value in options and 90% in restricted units (except for Mr. Linn, discussed below, who received no options). The Committee believes that options help align our Named Officer’s interests with those of our unitholders because they expose our Named Officers to downside equity price risk and give them an incentive to take actions on our behalf that bring about an increase in the value of the units. It is also the Committee’s view that during periods of unit price volatility, such as that experienced during 2008, restricted units provide some immediate value in the form of quarterly distributions to the officer, whereas options provide long-term incentive but may do little to immediately retain and motivate officers. Because our named officers receive distributions on vested and unvested units at the same rate as all our unitholders, the Committee believes that restricted units closely align management’s interests with those of our unitholders, by providing incentive to maintain or increase the level of distributions. The committee considered the relative value of an option award, based on expected present value on the date of grant, versus that of a restricted unit award and determined that a greater number of options must be granted relative to restricted units to achieve the requisite 10% of total value of the LTIP award. For example, in 2009, to achieve the 90-10 ratio, Mr. Ellis was granted 135,765 options and 112,660 restricted units.
     When making the 2009 grant, the Committee determined to grant Mr. Linn his entire LTIP award in the form of restricted units, which the Committee believes provide more immediate value, to reward Mr. Linn for his leadership and the foresight demonstrated by the strategic decisions he made throughout 2008 necessary to position the company to weather the current economic crisis.
     Restricted Unit Awards
     Under the terms of our LTIP, restricted units are subject to a vesting period of at least three years and contain such other terms as the Committee may determine. For our Named Officers, our Executive Restricted Unit Grant Agreement provides for vesting in equal installments over three years and provides that upon termination of employment with us (a) other than for Cause, (b) by the officer with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), all restrictions lapse and the grant immediately vests in full.
     Participants, including Named Officers, who receive restricted unit grants under the LTIP receive quarterly distributions on all the units awarded (whether vested or unvested), with the units being retained in our custody and subject to restrictions on sale or transfer until vested. The Committee considers the receipt of quarterly distributions when determining the allocation of long-term incentive compensation between restricted units and options, but does not include amounts received from cash distributions in its calculations of total direct compensation.
     Option Awards
     Options are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date.
     Named Officer options granted by the Committee vest in equal installments over the first three years of the ten-year option term, with the vesting date scheduled in January of each year. Upon termination of the Named Officer’s employment with us (a) other than for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the option grant automatically and immediately vests in full. Prior to the exercise of a unit option, the holder has no rights as a unitholder with respect to the units subject to such unit option, including voting rights or the right to receive distributions.

Retirement and Other Benefits
     Termination Arrangements and Change in Control Provisions
     We maintain employment agreements with our Named Officers to ensure their continued service during the term of the agreement. These agreements are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to the 2008 Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions as outlined in the applicable agreement, such as following a change in control, termination by us without cause, termination by the Named Officer for good reason, termination by us for “cause,” death or Disability.
     The employment and other compensatory agreements between us and our Named Officers and the related severance provisions are designed to meet the following objectives:
•	Change of Control. In certain scenarios, a merger or acquisition of the company by another person may be in the best interests of our unitholders. We provide severance compensation to the Named Officers if such officer’s employment is terminated following a change of control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•	Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change of Control” below. We believe these payments are appropriate because the terminated officer is generally bound by confidentiality obligations for five years, and nonsolicitation and non-compete provisions for one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the company and its unitholders.
     Perquisites
     We believe in a simple, straight-forward compensation program and as such, Named Officers are not provided unique perquisites or other personal benefits. The Committee periodically reviews our charitable contributions, the use of aircraft, vehicles and potential perquisites that could result in personal benefits to our Named Officers. Other than our CEO, Named Officers and employees are discouraged from personal use of company-leased aircraft; however, rather than provide incremental compensation through perquisites, all of our employees, including our Named Officers, pay all incremental costs for any personal use of company-leased aircraft. Consistent with the Committee’s strategy, no perquisites or other personal benefits exceeded $10,000 for any of our Named Officers in 2008.
     Retirement Savings Plan
     All employees, including our Named Officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Employees, including Named Officers, can contribute the maximum amount allowed by law. We currently make a matching contribution equal to 100% of the first 4% of eligible compensation contributed by the employee on a before-tax basis. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.
     Nondiscriminatory Health and Welfare Benefits
     All eligible employees, including our Named Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.
Tax and Accounting Implications
Deductibility of Executive Compensation
     As part of its role, the Committee reviews and considers the deductibility of executive compensation. We believe that certain unit grants awarded pursuant to performance incentives related to the completion of our initial public offering in

2006 are generally nondeductible for federal income tax purposes. We believe all other compensation under the applicable Internal Revenue Service regulations is deductible. However, in certain situations, the Committee may approve compensation that will not meet these regulations in order to ensure competitive levels of total compensation for our executive officers and may incur costs that are not deductible for federal income tax reporting purposes.
Accounting for Unit-Based Compensation
     We account for unit-based payments for all awards under our LTIP in accordance with the requirements of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The Committee reviews the SFAS 123(R) grant date value in connection with granting equity awards.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

Jeffrey C. Swoveland, Chair Terrence S. Jacobs George A. Alcorn Joseph P. McCoy
     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

2008 SUMMARY COMPENSATION TABLE
     The following table sets forth certain information with respect to the compensation paid for the fiscal year ended December 31, 2008 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, plus one additional former officer who would have been included in the table but for the fact that she no longer served as an executive officer at the end of 2008 (the Named Officers).

							(h)
							Change in
							Pension
						(g)	Value and
						Non-Equity	Non-qualified
					(f)	Incentive	Deferred	(i)
(a)		(c)	(d)	(e)	Option	Plan	Compensation	All other	(j)
Name and Principal	(b)	Salary	Bonus	Unit Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Michael C. Linn	2008	530,000	500,000	2,089,085	491,519	825,000	n/a	9,200	4,444,804
Chairman and Chief	2007	350,000	—	2,097,662	426,517	440,000	n/a	9,000	3,323,179
Executive Officer	2006	1	1,000,000	12,593,843	126,161	500,000	n/a	—	14,220,005
Mark E. Ellis	2008	400,000	—	2,803,096	220,301	500,000	n/a	9,200	3,932,597
President and Chief	2007	250,000	—	2,396,000	113,332	250,000	n/a	9,000	3,018,332
Operating Officer	2006	10,417	250,000	3,218,000	83,002	—	n/a	—	3,561,419
Kolja Rockov	2008	285,000	—	1,879,026	370,959	300,000	n/a	9,200	2,844,185
Executive Vice	2007	275,000	—	3,993,377	358,651	235,000	n/a	19,000 (7)	4,881,027
President and Chief	2006	200,000	900,000	4,844,059	126,161	1,500,000	n/a	8,400	7,578,620
Financial Officer
Arden L. Walker, Jr.	2008	240,000	—	693,194	29,708	195,000	n/a	9,200	1,167,102
Senior Vice	2007	159,183	268,000	—	—	130,000	n/a	101,832	659,015
President-	2006	—	—	—	—	—	n/a	—	—
Operations and Chief Engineer
Charlene A. Ripley	2008	255,000	—	379,750	14,350	205,000	n/a	9,200	863,300
Senior Vice	2007	143,974	109,800	—	—	130,000	n/a	7,733	391,507
President, General	2006	—	—	—	—	—	n/a	—	—
Counsel and Corporate Secretary
Lisa D. Anderson	2008	83,462	—	1,015,170	201,056	—	n/a	522,332	1,822,020
Former Senior Vice	2007	183,332	—	566,874	115,154	130,000	n/a	9,000	1,004,360
President and Chief	2006	80,208	225,000	188,771	25,263	—	n/a	1,750	520,992
Accounting Officer

(1)	Mr. Ellis joined our company in December 2006; Mr. Walker joined our company in February 2007; Ms. Ripley joined our company in March 2007; Ms. Anderson joined our company in July 2006 and separated effective May 31, 2008.

(2)	Except for Mr. Linn’s 2008 amount and Mr. Walker and Ms. Ripley’s 2007 amounts, these amounts represent cash awards under our EICP program for 2006 performance that were paid in 2007. Bonuses for 2006 performance were not based on performance targets that were pre-established and communicated to the Named Officers; for 2007 and beyond, awards under our EICP program are based on pre-established and communicated targets, thus will be identified in column (g) as Non-Equity Incentive Plan Compensation. Mr. Linn’s amount for 2008 reflects a special bonus of $500,000 not based on previously established and communicated performance targets (please read “Compensation Discussion and Analysis — Employee Incentive Compensation Program” beginning on page 12 of this Proxy Statement). Mr. Walker’s amount for 2007 includes a) $185,000 in recruiting and relocation bonuses paid to him upon his joining our company in 2007 and b) $83,000, which represents the cash value of distributions on restricted units that were awarded under his employment agreement but not formally approved until January 2008 (see note (3) below). Ms. Ripley’s amount for 2007 includes a) $60,000 in recruiting bonuses paid to her upon her joining our company in 2007 and b) $49,800, which represents the cash value of distributions on restricted units that were awarded under her employment agreement but not formally approved until January 2008 (see note (3) below).

(3)	The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) of awards pursuant to the LTIP and thus include amounts from awards granted by the Compensation Committee prior to or during 2008. Assumptions used in the calculation of these amounts are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008. In connection with entry into their employment agreements, Mr. Walker was granted 50,000 restricted units and 50,000 options and Ms. Ripley was granted 30,000 restricted units and 30,000 options. Because the employment agreements were not formally approved by the Compensation Committee until January 2008, the awards are not considered granted until that date for purposes of SFAS 123(R); thus the grant date fair value is not included in the summary compensation table for 2007.
(4)	The amounts in column (g) reflect the cash awards approved by the Compensation Committee under our EICP for performance in 2007 and 2008. The 2007 amounts were not actually paid until March 2008 and the 2008 amounts were not actually paid until February 2009.

(5)	No pension or deferred compensation plans are provided for our Named Officers.

(6)	The amount shown in column (i) reflects matching contributions allocated by us to each of our Named Officers pursuant to the Retirement Savings Plan (which is more fully described on page 16 under the heading “Retirement and Other Benefits”); the 2008 amount shown for Ms. Anderson includes severance pay under her separation agreement (please read Narrative Disclosure to the Summary Compensation Table below for a description of these payments); and the 2007 amount shown for Mr. Walker includes reimbursements for relocation costs in connection with his recruitment to our company.

Distributions paid during 2008 on issued, but unvested units pursuant to the equity awards are not shown in column (i) because the fair value shown in column (e) reflects the value of distributions. Distributions are paid to our Named Officers at the same rate as all unitholders, currently $2.52 per unit on an annualized basis. Distributions paid in 2006, 2007 and 2008 are shown below.

	2008	2007	2006
Named Officer	($)	($)	($)
Michael C. Linn	337,428	327,000	—
Mark E. Ellis	358,072	218,000	263,012
Kolja Rockov	277,913	554,712	—
Arden L. Walker, Jr.	107,498	—	—
Charlene A. Ripley	84,483	—	—
Lisa D. Anderson	33,599	105,368	41,500
(7)	We generally do not provide perquisites and other personal benefits exceeding a value of $10,000 to any Named Officer. In 2007, we made a charitable contribution of $10,000 benefitting the local private school that Mr. Rockov’s children attend, which we deemed an indirect perquisite to Mr. Rockov.
Narrative Disclosure to the 2008 Summary Compensation Table
     Michael C. Linn, Chairman and Chief Executive Officer.
     We entered into a Third Amended and Restated Employment Agreement with Mr. Linn, effective December 17, 2008, that provides for an annual base salary of $530,000, subject to annual review and upward adjustment by the Compensation Committee of the Company’s Board of Directors (the Compensation Committee). Mr. Linn is entitled to receive incentive compensation payable at the discretion of the Compensation Committee. The Compensation Committee may set, in advance, an annual target bonus. Mr. Linn is eligible for awards under the LTIP at the discretion of the Compensation Committee.
     Mr. Linn’s agreement contains certain confidentiality and non-compete obligations that restrict his ability to compete with our business for up to one year following his termination, unless the termination occurs within the change of control period (as defined in the agreement) or is a termination without cause or by Mr. Linn for good reason.
     In addition, under his prior employment agreement, Mr. Linn received, upon completion of our initial public offering in January 2006, an option to purchase 111,250 units at an exercise price of $21.00 per unit and a one-time cash bonus in the amount of $500,000. The unit option award vests in three equal annual installments and is subject to all provisions of our LTIP, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Linn’s death or Disability. Mr. Linn also received an award of 625,781 units on the first anniversary of the completion of our initial public offering (January 20, 2007), which was fully vested at issuance. The restricted units and the unit option awards are subject to all provisions of our LTIP, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Linn’s death or Disability. See “Potential Payments Upon

Termination or Change of Control” below. Under the LTIP and the related grant agreements, Mr. Linn receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.52 per unit on an annualized basis.
     Mark E. Ellis, President and Chief Operating Officer.
     We entered into a First Amended and Restated Employment Agreement with Mr. Ellis, effective December 17, 2008, that provides for an annual base salary of $400,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Ellis is entitled to receive a guaranteed bonus of not less than 100% of his base salary for the year ended December 31, 2008. The remaining terms governing Mr. Ellis’s compensation under the agreement are the same as Mr. Linn’s employment agreement.
     Mr. Ellis’s agreement contains confidentiality and non-compete provisions substantially similar to Mr. Linn’s employment agreement except that the provisions apply also in the case of a termination without cause or by Mr. Ellis for good reason.
     In addition, under Mr. Ellis’s prior employment agreement, Mr. Ellis received upon the effective date of his prior agreement (December 2006), a grant of an aggregate 200,000 restricted units, an option to purchase 50,000 units at an exercise price of $32.18 per unit, and a one-time cash bonus in the amount of $250,000 paid in January 2007. The restricted unit award and the unit option award vests one half on January 1, 2007 with the remaining units vesting in equal installments over two years beginning January 1, 2008. In accordance with his prior employment agreement, Mr. Ellis also received in December 2007 an additional 100,000 restricted units and an option to purchase 50,000 units at an exercise price of $23.61, each of which vests in three equal annual installments. The restricted units and the unit option awards are subject to all provisions of our LTIP and the related grant agreements, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Ellis’ death or Disability. See “Potential Payments Upon Termination or Change of Control” below. Under the LTIP and the related grant agreements, Mr. Ellis receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.52 per unit on an annualized basis.
     Kolja Rockov, Executive Vice President and Chief Financial Officer.
     We entered into a Third Amended and Restated Employment Agreement with Mr. Rockov, effective December 17, 2008, that provides for an annual base salary of not less than $285,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rockov’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Mr. Rockov’s agreement contains the same confidentiality and non-compete provisions as Mr. Ellis’s employment agreement.
     In addition, under his prior employment agreement, Mr. Rockov received, upon completion of our initial public offering in January 2006, a grant of an aggregate 343,364 units of which 114,455 were immediately vested and 228,909 represented a restricted unit award, an option to purchase 111,250 units at an exercise price of $21.00 per unit, and a one-time cash bonus in the amount of $1.5 million. The restricted unit award vested in equal installments over two years and is now fully vested. The unit option award vested in equal annual installments over three years and is now fully vested. The restricted units and the unit option awards are subject to all provisions of our LTIP and the related grant agreements, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Rockov’s death or Disability. See “Potential Payments Upon Termination or Change of Control” below. Under the LTIP and the related grant agreements, Mr. Rockov receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.52 per unit on an annualized basis.
     Arden L. Walker, Jr., Senior Vice President Operations and Chief Engineer.
     We entered into a First Amended and Restated Employment Agreement with Mr. Walker, effective December 17, 2008, that provides for an annual base salary of $240,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Walker’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Mr. Walker’s employment agreement contains the same confidentiality and non-compete provisions as Mr. Ellis’s employment agreement.
     In addition, under his prior employment agreement, Mr. Walker received a one-time bonus of $175,000 payable within 30 days of the effective date of the agreement (February 2007), plus reimbursement of certain relocation expenses.

     Mr. Walker also received, upon the effective date of his prior agreement, a grant of an aggregate 50,000 restricted units, an option to purchase 50,000 units at an exercise price of $33.00 per unit. The restricted unit award and the unit option award vests in three equal installments over three years. The restricted unit and the unit option awards are subject to all provisions of our LTIP and the related grant agreements, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Walker’s death or Disability. See “Potential Payments Upon Termination or Change of Control” below. Under the LTIP and the related grant agreements, Mr. Walker receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.52 per unit on an annualized basis.
     Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary.
     We entered into a First Amended and Restated Employment Agreement with Ms. Ripley, effective December 17, 2008, that provides for an annual base salary of $255,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Ms. Ripley’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Ms. Ripley’s agreement does not contain confidentiality and non-compete provisions.
     In addition, under her prior employment agreement, Ms. Ripley received a one-time bonus of $120,000, one half payable within 30 days of the effective date of her agreement (March 2007) and the other one half payable on the first anniversary of the effective date of her prior agreement, which amount is included in Ms. Ripley’s EICP award for 2007. In addition, Ms. Ripley received, upon the effective date of her prior agreement, a grant of an aggregate 30,000 restricted units, an option to purchase 30,000 units at an exercise price of $35.00 per unit. The restricted unit award and the unit option award vests in three equal installments beginning in April 2008. The restricted unit and the unit option awards are subject to all provisions of our LTIP and the related grant agreements, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Ms. Ripley’s death or Disability. See “Potential Payments Upon Termination or Change of Control” below. Under the LTIP and the related grant agreements, Ms. Ripley receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.52 per unit on an annualized basis.
     Lisa D. Anderson, Former Senior Vice President and Chief Accounting Officer.
     Ms. Anderson’s employment with us terminated effective May 31, 2008. We entered into a Separation Agreement with Ms. Anderson effective June 11, 2008. The terms of the Separation Agreement provide for severance payments of $107,499.96 paid in December 2008 and $322,499.88 paid in January 2009. Ms. Anderson will also be entitled to reimbursement of COBRA costs, as well as certain outplacement services and reimbursement of attorney’s fees. We also paid Ms. Anderson $72,000 as compensation for her assistance in transition to a new Chief Accounting Officer. Under the terms of the LTIP and Ms. Anderson’s grant agreements, all her incentive plan awards vested in full on the effective date of her separation. The terms of the Separation Agreement further provide for a general release and other customary provisions.
     Prior to her separation, Ms. Anderson’s employment agreement, dated July 17, 2006, provided for an annual base salary of $175,000 subject to annual increase, plus a guaranteed cash bonus of not less than $62,500 for the calendar year ending December 31, 2006 and $125,000 for the calendar year ending December 31, 2007, and incentive compensation payable at the discretion of our Board for the remainder of the term of employment. In addition, under her employment agreement, Ms. Anderson received, upon the effective date of her agreement, a grant of an aggregate 50,000 restricted units, an option to purchase 50,000 units at an exercise price of $20.25 per unit, and a one-time cash bonus in the amount of $100,000. Under the terms of the LTIP and the related grant agreements, these restricted units and options vested in full on the effective date of Ms. Anderson’s separation.
     Please read “Potential Payments on Termination” beginning on page 25 for a description of payments to be made to each Named Officer upon termination.

2008 GRANTS OF PLAN BASED AWARDS

				(h)
				All Other
			(g)	Option		(j)
			All Other	Awards;	(i)	Grant Date
	(b)		Unit	Number of	Exercise or	Fair Value
	Committee		Awards;	Securities	Base Price	of Unit and
	or Board		Number of	Underlying	of Option	Option
(a)	Approval	(c)	Units	Options	Awards	Awards
Name	Date(1)	Grant Date	(#)	(#)	($/sh)	($) (3)
Michael C. Linn	1/29/2008	1/29/2008		166,700	21.70	333,400
	5/29/2008	5/29/2008	67,800			1,531,602
Mark E. Ellis	1/29/2008	1/29/2008		125,000	21.70	250,000
	5/29/2008	5/29/2008	50,850			1,148,702
Kolja Rockov	1/29/2008	1/29/2008		83,350	21.70	166,700
	5/29/2008	5/29/2008	33,900			765,801
Arden L. Walker, Jr. (2)	1/29/2008	2/5/2007		50,000	33.00	46,500
	1/29/2008	2/5/2007	50,000			1,085,000
	1/29/2008	1/29/2008		45,850	21.70	91,700
	5/29/2008	5/29/2008	18,650			421,304
Charlene A. Ripley (2)	1/29/2008	4/11/2007		30,000	35.00	24,600
	1/29/2008	4/11/2007	30,000			651,000
	1/29/2008	1/29/2008		54,200	21.70	108,400
	5/29/2008	5/29/2008	22,050			498,110
Lisa D. Anderson	1/29/2008	1/29/2008		37,500	21.70	75,000
	5/29/2008	5/29/2008	15,250			344,498

(1)	In addition, the Compensation Committee approved the following restricted unit and option grants to our Named Officers on February 4, 2009, reflecting performance in 2008:

	Restricted Unit	Grant Date Fair		Exercise	Grant Date Fair
	Award	Value	Option Award	Price	Value
Named Officer	(#)	($)	(#)	($)	($)
Michael C. Linn	278,165	4,436,732	—	—	—
Mark E. Ellis	112,660	1,796,927	135,765	15.95	74,671
Kolja Rockov	73,540	1,172,963	88,625	15.95	48,744
Arden L. Walker, Jr.	47,880	763,686	57,700	15.95	31,735
Charlene A. Ripley	48,195	768,710	58,075	15.95	31,941

(2)	In connection with entry into their employment agreements during 2007, Mr. Walker was granted 50,000 restricted units and 50,000 options and Ms. Ripley was granted 30,000 restricted units and 30,000 options. Because the employment agreements were not formally approved by the Compensation Committee until January 2008, the awards are not considered granted until that date for purposes of SFAS 123(R); thus the grants are included in the 2008 grants of plan based awards table.

(3)	The amounts shown in column (j) represent the grant date fair value for each award under SFAS 123(R). Assumptions used in the calculation of these amounts are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards				Unit Awards
	Units	Number of			Number
	Underlying	Securities			of
	Unexercised	Underlying	Option		Units	Market
	Options	Options	Exercise	Option	That	Value of
	Exercisable	Unexercisable	Price	Expiration	Have Not	Unvested
Name	(#)	(#)	($)	Date(1)	Vested (#)	Units ($)(2)
Michael C. Linn (3)	74,167	37,083	21.00	1/19/2016
Michael C. Linn (4)	83,333	41,667	27.94	12/6/2016
Michael C. Linn (5)					100,000	1,497,000
Michael C. Linn (6)	—	166,700	21.70	1/29/2018
Michael C. Linn (7)					67,800	1,014,966
Mark E. Ellis (8)	33,333	16,667	32.18	12/18/2016
Mark E. Ellis (9)					50,000	748,500
Mark E. Ellis (10)	16,667	33,333	23.61	12/18/2017
Mark E. Ellis (11)					66,667	998,005
Mark E. Ellis (6)	—	125,000	21.70	1/29/2018
Mark E. Ellis (7)					0,850	761,225
Kolja Rockov (3)	74,167	37,083	21.00	1/19/2016
Kolja Rockov (4)	56,667	28,333	27.94	12/6/2016
Kolja Rockov (5)					93,333	1,397,195
Kolja Rockov (6)	—	83,350	21.70	1/29/2018
Kolja Rockov (7)					33,900	507,483
Arden L. Walker, Jr. (12)	16,667	33,333	33.00	2/5/2017
Arden L. Walker, Jr. (13)					33,333	498,995
Arden L. Walker, Jr. (6)	—	45,850	21.70	1/29/2018
Arden L. Walker, Jr. (7)					18,650	279,191
Charlene A. Ripley (14)	10,000	20,000	35.00	4/11/2017
Charlene A. Ripley (15)					20,000	299,400
Charlene A. Ripley (6)	—	54,200	21.70	1/29/2018
Charlene A. Ripley (7)					22,050	330,089
Lisa D. Anderson (16)	50,000	—	20.25	7/17/2016
Lisa D. Anderson (16)	20,000	—	27.94	12/6/2016
Lisa D. Anderson (16)	37,500	—	21.70	1/29/2018

(1)	Options expire ten years from date of grant.

(2)	Based on the closing sales price of our common units on December 31, 2008 of $14.97.

(3)	These unit options are fully vested as of the date of this Proxy Statement.

(4)	These unit options vest in three equal installments on December 6, 2007, 2008 and 2009.

(5)	These restricted unit awards vest in three equal installments on January 19, 2008, 2009 and 2010.

(6)	These unit options vest in three equal installments on January 19, 2009, 2010 and 2011.

(7)	These restricted unit awards vest in three equal installments on January 19, 2009, 2010 and 2011.

(8)	These unit options are fully vested as of the date of this Proxy Statement.

(9)	These restricted unit awards are fully vested as of the date of this Proxy Statement.

(10)	These unit options vest in three equal installments on December 18, 2008, 2009 and 2010.

(11)	These restricted unit awards vest in three equal installments on January 1, 2008, 2009 and 2010.

(12)	These unit options vest in three equal installments on February 5, 2008, 2009 and 2010.

(13)	These restricted unit awards vest in three equal installments on February 5, 2008, 2009 and 2010.

(14)	These unit options vest in three equal installments on April 11, 2008, 2009 and 2010.

(15)	These restricted unit awards vest in three equal installments on April 11, 2008, 2009 and 2010.

(16)	These unit options are fully vested.
2008 OPTION EXERCISES AND UNITS VESTED
     None of our Named Officers exercised any options during 2008.

	Option Awards		Unit Awards
	(b)		(d)
	Number of Units	(c)	Number of Units	(e)
(a)	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($) (1)
Michael C. Linn	—	—	50,000	1,101,000
Mark E. Ellis	—	—	83,333	2,085,825
Kolja Rockov (2)	—	—	102,379	3,547,884
Arden L. Walker, Jr.	—	—	16,667	341,007
Charlene A. Ripley	—	—	10,000	233,200
Lisa D. Anderson (3)	—	—	38,473	1,060,336

(1)	The value realized represents the total fair market value of the shares on the vesting date reported as earned compensation during 2008.

(2)	Mr. Rockov vested and retired 58,742 units to satisfy statutory federal payroll tax withholding requirements.

(3)	Ms. Anderson vested and retired 8,443 units to satisfy statutory federal payroll tax withholding requirements.
PENSION BENEFITS
     We do not provide pension benefits for our Named Officers or other employees. Retirement benefits are provided through the Retirement Savings Plan, as discussed previously.
NON-QUALIFIED DEFERRED COMPENSATION
     We do not have a non-qualified deferred compensation plan and as such, no compensation has been deferred by our Named Officers or our other employees. The Retirement Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (Code).
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Made Upon Termination For Any Reason
     Under each of our Named Officer’s employment agreement, regardless of the manner in which his or her employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:
•	earned, but unpaid base salary;

•	unused vacation pay;

•	amounts contributed and vested through our Retirement Savings Plan; and

•	any other amounts that may be reimbursable by us to the Named Officer under his or her employment agreement.

Payments Made Upon Termination Without Cause or for Good Reason
     In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason” except in the event of a change of control, each Named Officer’s employment agreement provides for severance payments equal to two times the Named Officer’s highest base salary in effect at any time during the 36 months prior to the date of the termination. Each Named Officer will also receive his earned, but unpaid EICP awards determined as follows:
     (i) If the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year, then the Named Officer will be deemed to have been awarded 100% of his target EICP award for that year; or
     (ii) If the Named Officer was employed for the entire previous year and the Compensation Committee had already finally determined the EICP award for the preceding year by the date of termination, but it had not yet been paid, then the Named Officer will receive the actual amount of the EICP award; plus in either case an amount representing a pro-rata, deemed (assuming an award at 100% of his or her target) EICP award for the fiscal year in which the termination date occurs. We will also pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage after the expiration of the maximum required period under COBRA. The footnotes to the table below describes each Named Officer’s specific severance payments.
     In addition, in the event of termination by us other than for “Cause” or termination by the Named Officer for “Good Reason,” all outstanding restricted unit and unit option awards will vest in full.
     We will have “Cause” to terminate the Named Officer’s employment by reason of any of the following: a) his or her conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; b) his or her repeated intoxication by alcohol or drugs during the performance of his or her duties; c) his or her willful and intentional misuse of any of our funds, d) embezzlement by him or her; e) his or her willful and material misrepresentations or concealments on any written reports submitted to us; f) his or her willful and intentional material breach of his or her employment agreement; g) his or her willful and material failure to follow or comply with the reasonable and lawful written directives of the board of directors; or h) conduct constituting a material breach of our then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, (B) the Code of Ethics for Chief Executive Officer and Senior Financial Officers, if applicable, provided that in each case the Named Officer knew or should have known such conduct to be a breach.
     “Good Reason” will mean any of the following to which the Named Officer will not consent in writing: (i) a reduction in his or her then current base salary; (ii) failure by us to pay in full on a current basis (A) any of the compensation or benefits described in the Named Officer’s employment agreement that are due and owing, or (B) any amounts that are due and owing to the Named Officer under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of the Named Officer’s employment agreement by us; (iv) any material reduction in the Named Officer’s title, authority or responsibilities; or (v) a relocation of the Named Officer’s primary place of employment to a location more than fifty (50) miles from our then current location in Houston, Texas.
     If the Named Officer is terminated for “Cause” or by the officer without “Good Reason”, the Named Officer will receive only the amounts identified under “Payments Made Upon Termination For Any Reason”.
Payments Made Upon Death or Disability
     In the event of the death or “Disability” of a Named Officer, he or she will receive amounts earned (but unpaid) during his term of employment as described above. In addition, upon the death or “Disability” of a Named Officer, all outstanding restricted units and unit option awards will vest in full.
     “Disability” means the earlier of (a) written determination by a physician selected by us and reasonably agreed to by the Named Officer that the Named Officer has been unable to perform substantially his or her usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “Disability” as such term is defined in our applicable long-term disability insurance plan.
Payments Made Upon a Termination Following a Change of Control
     Our LTIP and the employment agreements with each Named Officer provide certain benefits if his or her employment is terminated by us without Cause (as defined above) or by the Named Officer for Good Reason (as defined above) during the period beginning six (6) months prior to a Change of Control and ending two (2) years following the Change of Control.
     In addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination For Any Reason”, the Named Officer will receive:
•	a lump sum severance payment that ranges from two to three times the sum of the Named Officer’s base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination date, plus the highest EICP award that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control;

•	COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason.”

•	his or her earned, but unpaid EICP award determined as described above upon a termination without “Cause” or for “Good Reason.”

•	an amount equal to the excise tax charged to the Named Officer as a result of the receipt of any change of control payments.

•	all restricted unit and unit options awards held by the Named Officer will automatically vest and become exercisable.
     With respect to the definition of “Change of Control”, each of the Named Officers’ employment agreements are the same. “Change of Control” will mean the first to occur of:
1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of Linn Energy (the “Outstanding Linn Energy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Linn Energy entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 1, the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Linn Energy, (2) any acquisition by Linn Energy, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Linn Energy or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section (3)(A), Section (3)(B) or Section (3)(C) below;

2.	Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Linn Energy’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

3.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Linn Energy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Linn Energy, or the acquisition of assets or equity interests of another entity by Linn Energy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Linn Energy or all or substantially all of Linn Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Linn Energy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
4.	Consummation of a complete liquidation or dissolution of Linn Energy.
Excise Taxes
     If any benefits payable or otherwise provided under each Named Officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (Excise Tax), then we will provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon.
Non-Competition Provisions
     The non-competition provisions of the employment agreements of each of the Named Officers are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2008 Summary Compensation Table.”

Quantification of Payments on Termination
     The chart below reflects the amount of compensation to each of our Named Officers in the event of termination of such officer’s employment pursuant to his or her employment agreement and our LTIP. The amount of compensation payable to each Named Officer upon voluntary termination with “Good Reason”, involuntary termination other than for “Cause”, termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2008, and thus include amounts earned through such time (other than amounts payable pursuant to our Retirement Savings Plan) and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Officer’s actual separation from us.

				Early Vesting	Estimated
	Severance		Health	of Equity	Tax Gross	Total
Name and Reason for Termination	Pay ($)	Bonus ($)(4)	Benefits ($)	Awards ($) (a)	Up ($)	($)
Michael C. Linn (1)
Without cause or by employee for good reason	1,060,000	662,500	19,290	2,511,966	—	4,253,756
Change of Control	3,090,000	662,500	28,935	2,511,966	—	6,293,401
Disability or Death	—	662,500	—	2,511,966	—	3,174,466
Mark E. Ellis (1)
Without cause or by employee for good reason	800,000	400,000	22,654	2,507,729	—	3,730,383
Change of Control	1,950,000	400,000	33,981	2,507,729	—	4,891,710
Disability or Death	—	400,000	—	2,507,729	—	2,907,729
Kolja Rockov (2)
Without cause or by employee for good reason	570,000	242,250	22,654	1,904,678	—	2,739,582
Change of Control	1,300,000	242,250	28,318	1,904,678	—	3,475,246
Disability or Death	—	242,250	—	1,904,678	—	2,146,928
Arden L. Walker, Jr. (3)
Without cause or by employee for good reason	480,000	156,000	22,654	778,186	—	1,436,840
Change of Control	740,000	156,000	22,654	778,186	—	1,696,840
Disability or Death	—	156,000	—	778,186	—	934,186
Charlene A. Ripley (3)
Without cause or by employee for good reason	510,000	165,750	19,290	629,489	—	1,324,529
Change of Control	770,000	165,750	19,290	629,489	341,340	1,925,869
Disability or Death	—	165,750	—	629,489	—	795,239

(a)	Closing price of units on December 31, 2008 was $14.97. All awards under the LTIP fully vest upon termination without cause, good reason, disability or a change of control (as each is defined in the respective employment agreements).

(1)	If Mr. Linn’s or Mr. Ellis’s employment is terminated without cause or by employee for good reason, each of their employment agreements provides that, in addition to the amounts earned but unpaid, (i) he will receive a lump sum severance payment of two times his base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination (Severance Pay), (ii) we will pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for Mr. Linn and Mr. Ellis for up to six months after the expiration of the maximum required period under COBRA; and 3) all of Mr. Linn’s and Mr. Ellis’s granted but unvested awards under the LTIP shall immediately vest.

If Mr. Linn or Mr. Ellis is terminated without cause or by employee for good reason during the period beginning six (6) months prior to a Change of Control and ending two (2) years following a Change of Control (COC Period), each is entitled to the same severance benefits described above, except that 1) the Severance Pay will be three times the sum of a) his highest base salary in effect at any time during the 36 month period immediately preceding termination (Highest Base Salary) and b) his highest annual EICP award in the 36 months prior to the change of control (Highest EICP Award) and 2) the period for continued coverage of medical benefits will be up to eighteen months after the expiration of the maximum required by COBRA. Mr. Linn and Mr. Ellis also will receive a gross up of any Excise Tax (Excise Tax Gross Up) and of any Section 409A penalties and interest.

(2)	In the event of termination without cause or by employee for good reason, Mr. Rockov’s employment agreement provides for severance benefits substantially similar to Mr. Linn and Mr. Ellis. If Mr. Rockov is terminated without cause or by employee for good reason during the COC Period, his benefits are substantially similar to Mr. Linn’s and Mr. Ellis’s except that 1) his Severance Pay is 2.5 times the sum of his Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will be up to twelve months after the expiration of the maximum required period under COBRA. Mr. Rockov’s employment agreement includes the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.

(3)	In the event of termination without cause or by employee for good reason, Mr. Walker’s and Ms. Ripley’s employment agreement provides for severance benefits substantially similar to Mr. Linn and Mr. Ellis. If Mr. Walker or Ms. Ripley is terminated without cause or by employee for good reason during the COC Period, each will be entitled to substantially the same benefits as Mr. Linn and Mr. Ellis, except 1) Severance Pay shall be two times the sum of his or her Highest Base Salary and Highest EICP Award, and 2) the period for continued coverage of medical benefits will remain up to six months after the expiration of the maximum required period under COBRA. Mr. Walker’s and Ms. Ripley’s employment agreements include the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.

(4)	The amounts listed under Bonus represent each Named Officer’s target EICP award for 2008. As described above under “Payments Made Upon Termination Without Cause or for Good Reason”, if the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year (in the hypothetical case presented in the table above, on December 31, 2008), he or she would have received his or her target EICP award. The Compensation Committee determined actual EICP awards for 2008 performance on February 4, 2009; the actual awards for each Named Officer are identified in the Summary Compensation Table, but are not reflected in the table above.
DIRECTOR COMPENSATION
     We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by us of members of our Board.
     Annual Retainer and Fees. In 2008, each independent director (as determined by our Board of Directors pursuant to applicable NASDAQ listing standards) received the following cash compensation for serving on our Board of Directors:
•	An annual cash retainer of $40,000, paid in four installments quarterly;

•	A per meeting fee of $1,500, payable quarterly;

•	A per committee meeting fee of $1,000, payable quarterly; and

•	Committee chair fees (each payable quarterly) of:
•	$11,000 for our Audit Committee chair;

•	$5,000 for our Nominating and Governance Committee chair; and

•	$5,000 for our Compensation Committee chair.
     Phantom Unit Grant. During 2008, the Compensation Committee approved an annual award of phantom units to each of the Company’s independent directors. The number of phantom units was determined and the award granted by the Compensation Committee at the time of the 2008 Annual Meeting of unitholders. Phantom units are granted under the Company’s LTIP. Under the terms of the phantom unit grant agreement, the forfeiture restrictions on the phantom units lapse on the first anniversary of the grant date, provided that such director continues to serve on our Board on such date, or such director stood for re-election to our Board but was not elected. Additionally, if a director’s service on the Board is terminated for cause at anytime after the grant date and regardless of whether the restricted period has terminated, then all phantom units awarded under the grant agreement shall be forfeited. In February 2009, the Compensation Committee determined to grant the non-employee directors restricted units instead of phantom unit grants and to change the time of grant from the Annual Meeting to the first meeting of the Compensation Committee of each year.
2008 Director Summary Compensation Table
     The table below summarizes the compensation we paid to our independent Directors for the fiscal year ended December 31, 2008.

	(b)		(d)	(f)
	Fees Earned	(c)	Option	All Other	(g)
(a)	or Paid in	Unit Awards	Awards	Compensation	Total
Name (1)	Cash ($)	($) (2) (3)	($) (2)	($) (4)	($)
George A. Alcorn	82,000	114,825	—	20,092	216,917
Terrence S. Jacobs	83,000	114,825	—	20,092	217,917
Joseph P. McCoy	77,000	123,891	—	12,532	213,423
Jeffrey L. Swoveland	82,000	114,825	—	20,092	216,917

(1)	Michael C. Linn, our Chairman and Chief Executive Office, is not included in this table as he is our employee and thus receives no compensation for his service as director. Mr. Linn’s compensation is shown in the Summary Compensation Table above.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R) and includes amounts from awards granted in 2008. The following represent outstanding unit grant awards as of December 31, 2008:

	Phantom Unit	Value at Grant	Vested Phantom	Vested Unit	Exercise
Director	Awards (#)	Date ($)	Units (#)	Options (#)	Price ($)
George A. Alcorn	9,946	277,918	6,000	10,000	20.18
Terrence S. Jacobs	9,946	277,918	6,000	10,000	20.18
Joseph P. McCoy	6,946	196,798	3,000	—	—
Jeffrey L. Swoveland	9,946	277,918	6,000	10,000	20.18
(3)	In addition, the Committee approved the following restricted unit grants to our Directors on February 4, 2009:

		Value at Grant Date
Director	Restricted Unit Award	($)
George A. Alcorn	8,000	127,600
Terrence S. Jacobs	8,000	127,600
Joseph P. McCoy	8,000	127,600
Jeffrey L. Swoveland	8,000	127,600
(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for distributions paid on the phantom units reported in (2) above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of February 14, 2009, the number of units beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of units; (ii) the current directors and nominees of our Board of Directors; (iii) each Named Officer; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

		Percentage of
	Units	Units
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
Lehman Brothers Holdings Inc.	(1)	(1)%
Leon Cooperman (2)	7,302,001	6.3%
The Baupost Group, L.L.C. (3)	7,999,400	6.95%
Michael C. Linn (4)(5)(6)	2,286,766	1.99%
Mark E. Ellis (4)(5)	473,510	*
Kolja Rockov (4)(5)(7)	600,499	*
Arden L. Walker, Jr. (4)(5)	129,530	*
Charlene A. Ripley (4) (5)	100,245	*
Lisa D. Anderson (4)	71,807	*
George A. Alcorn (4)(5)	8,000	*
Terrence S. Jacobs (4)(5)(8)	153,000	*
Jeffrey C. Swoveland (4)(5)	8,000	*
Joseph P. McCoy (4)(5)	17,000	*
All executive officers and directors as a group (11 persons) (9)	3,933,407	3.42%

*	Less than 1% of class based on 115,102,121 units outstanding as of the Record Date.

(1)	Based on information furnished in the Schedule 13G/A filed by Lehman Brothers Holdings Inc. (“Lehman Holdings”) with the SEC on August 25, 2008, various direct and indirect subsidiaries of Lehman Holdings owned, as of that date, 8,246,217 units representing 7.2% of our outstanding units. Per its Schedule 13G/A, Lehman’s percentage ownership is based on 115,170,750 total units outstanding as of July 31, 2008 as reported in our Form 10-Q for the quarter ended June 30, 2008. On September 15, 2008, Lehman Holdings filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code; Lehman Holdings has not filed a Schedule 13G/A to report its ownership as of December 31, 2008. We believe, based on the best information available to us as of the date of this Proxy Statement, that Lehman Holdings no longer owns more than 5% of our outstanding units.

(2)	Based solely on information furnished in the Schedule 13G/A filed by Leon Cooperman with the SEC on February 5, 2009. Mr. Cooperman is managing member of Omega Associates, L.L.C. Mr. Cooperman has sole voting and dispositive power over 4,977,001 units and shared voting and dispositive power over 2,325,000 units. The address for Mr. Cooperman is 88 Pine Street, Wall Street Plaza—31st Floor, New York, New York 10005. Per his Schedule 13G, Mr. Cooperman’s percentage ownership is based on 115,154,653 total units outstanding as of October 31, 2008.

(3)	Based solely on information furnished in the joint Schedule 13G filed by The Baupost Group, L.L.C. (“Baupost”), SAK Corporation (“SAK”), and Seth A. Klarman (“Klarman”) with the SEC on February 12, 2009. Baupost, SAK and Klarman have shared voting and dispositive power over all 7,999,400 units. The address for Baupost, SAK and Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(4)	The address of each beneficial owner, unless otherwise noted, is c/o Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. Ms. Anderson’s employment with us terminated effective May 31, 2008.

(5)	Includes unvested restricted unit awards that vest in equal installments, generally over approximately three years. Please see “Outstanding Equity Awards at December 31, 2008” for vesting schedule of unvested awards.

(6)	Includes approximately 1.9 million units Mr. Linn has pledged to secure a personal line of credit.

(7)	Includes 400 units as custodian under certain Uniform Gifts to Minors Accounts (UGMA) for immediate family members as to which Mr. Rockov disclaims beneficial ownership. Includes 398,550 units Mr. Rockov has pledged to secure certain personal accounts.

(8)	Includes 2,500 units owned indirectly by Mr. Jacobs as UGMA custodian for immediate family members and 100,000 units owned indirectly by Mr. Jacobs through Penneco Exploration Co LLC, a company of which, through a trust, Mr. Jacobs owns 50% of the voting interests.

(9)	Percentage ownership of executive officer and directors is based on total units outstanding as of the Record Date.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board of Directors. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.
Review and Approval of Related Party Transactions
     We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Audit Committee or Board of Directors (if appropriate) reviews and approves or ratifies or disapproves any related person transaction that is required to be disclosed. In the course of its review of a disclosable related party transaction, consideration is given to:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
     Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.
Related Party Transactions
     Lehman Brothers Holdings, Inc.
     During the year ended December 31, 2008, on an aggregate basis, a group of certain direct or indirect wholly owned subsidiaries of Lehman Brothers Holdings, Inc. (Lehman) owned over 10% of our units, acquired during 2006 and 2007 in our private placements of units. As such, Lehman meets the definition of a “related person” under SEC rules. During 2008, Lehman subsidiaries provided certain services to us, including participation in our credit facilities and sale of commodity derivative instruments, all of which were consummated on terms equivalent to those that prevail in arm’s length transactions.

     In 2008:
•	We paid distributions on units owned by Lehman of approximately $18.5 million;

•	We purchased approximately $1.3 million in deal contingent oil swaps contracts from Lehman;

•	We paid Lehman approximately $18.8 million on settled commodity derivative contracts; and

•	We paid Lehman, through the administrator of our credit facility, interest on borrowings under our credit facility of approximately $2.2 million and financing fees of approximately $1.8 million.
     On September 15, 2008, Lehman filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. In September 2008, we terminated all our commodity derivative contracts with Lehman and in October 2008, replaced Lehman as a lender in our credit facility. As of December 31, 2008, the Company had a receivable of approximately $67.6 million from Lehman for canceled derivative contracts and is pursuing various legal remedies to protect its interests. According to filings made with the SEC by Lehman, Lehman continued to hold approximately 8.2 million Linn Energy units as of August 2008 (please refer to Security Ownership Of Certain Beneficial Owners and Management on page 32 of this Proxy Statement).
     Eric P. Linn
     Eric P. Linn, brother of our Chairman and Chief Executive Officer, served as President of one of our wholly owned subsidiaries. Effective March 31, 2008, Mr. Linn’s employment with us terminated and he executed a Severance Agreement and Release. Under the terms of that agreement, Mr. Linn received approximately $0.2 million in cash, six months of outplacement services, accelerated vesting of his 10,000 unvested restricted units and his 13,333 unvested options (pursuant to the terms of his award agreements), and payment of his COBRA coverage until December 31, 2008, or until he obtained other comparable health care benefits, whichever was earlier.
     Penneco Oil Company
     During 2008, we paid we paid approximately $0.3 million to Penneco Oil Company primarily for purchases of natural gas. Terrence S. Jacobs, one of our non-employee directors, serves as President of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia. These purchases represent an amount less than 5% of Penneco’s consolidated gross revenues and were consummated on arm’s length terms.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common units to file reports of ownership and changes in ownership concerning our common units with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us, we believe that all filings required to be made under Section 16(a) during 2008 were timely made except for the following late filings by each of our independent directors. Each of George A. Alcorn, Terrence S. Jacobs, Jeffrey C. Swoveland and Joseph P. McCoy, was late in reporting his respective grant of 3,946 phantom units granted on June 9, 2008. Each filed a Form 4 on July 23, 2008 reporting the transaction.
UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.
Proposals for 2010 Annual Meeting
     Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2010 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas, 77002, no later than December 4, 2009. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals eligible for consideration by our unitholders at an annual meeting of unitholders may be made only (i) by or at the direction of our Board of Directors or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:
     (i) the unitholder must have given timely notice thereof in writing to our Corporate Secretary,
     (ii) such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act,
     (iii) if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice, and
     (iv) if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.
     Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2010 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas, 77002, no later than January 3, 2010, but not earlier than December 4, 2009.
     A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.
Nominations for 2010 Annual Meeting
     Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at a meeting of unitholders only (a) by or at the direction of our Board of Directors or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of our Board of Directors, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections held at our Annual Meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2010 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas, 77002, no later than January 3, 2010, but not earlier than December 4, 2009.

     A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.
Recommendation of Director Candidates to the Nominating and Governance Committee
     A unitholder or a group of unitholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 120th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. Additional information may be requested from time to time by the committee from the nominee or the unitholder or group of unitholders.
SOLICITATION AND MAILING OF PROXIES
     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.
     If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such unitholder.
     As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnenergy.com, where we post our SEC filings.
     You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 840-4100 or write to Investor Relations, 600 Travis, Suite 5100 Houston, Texas 77002.
     If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
     You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your units at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.
     The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.
OTHER MATTERS FOR 2009 ANNUAL MEETING
     As of the date of this Proxy Statement, our Board of Directors knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary
Houston, Texas
April 3, 2009

LINN ENERGY, LLC JP MORGAN CHASE TOWER ATTN: CANDICE WELLS 600 TRAVIS, SUITE 5100 HOUSTON, TX 77002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE UNITHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Linn Energy, LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access unitholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Linn Energy, LLC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LINNE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINN ENERGY, LLC		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED, AND “FOR” PROPOSAL 2. Vote on Directors		☐	☐	☐
1.	Election of Directors:

Nominees: 01) Michael C. Linn 02) George A. Alcorn 03) Terrence S. Jacobs 04) Jeffrey C. Swoveland 05) Joseph P. McCoy

Vote on Proposal		For	Against	Abstain

2.	Ratification of Appointment of KPMG LLP as Independent Auditors for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

LINN ENERGY, LLC
PROXY FOR ANNUAL MEETING OF UNITHOLDERS
MAY 5, 2009
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Michael C. Linn, Mark E. Ellis and Charlene A. Ripley, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the units of Linn Energy, LLC that the unitholder is entitled to vote at the Annual Meeting of Unitholders to be held on May 5, 2009, and at any postponement or adjournment thereof.
     Whether or not you expect to attend the annual meeting, please vote the units. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned unitholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), AND “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)